EXHIBIT 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS

Effective May 1, 2004, the investment practices of the Pacific Select Fund were changed as follows:


The Blue Chip and Aggressive Growth Portfolios' investment practices were changed to:

..	Remove the restriction on the purchase of additional securities when any borrowing from banks exceeds 5% of the Portfolio's assets. (77Q1(b) Resolution 1)


The International Value Portfolio's investment practices were changed to:

..	Remove the requirement that at least 80% of the Portfolio's assets be invested in at least three different foreign countries. (77Q1(b)
Resolution 2)

..	Limit the number of issuers held by the Portfolio to normally 30 to 45 issuers. (77Q1(b) Resolution 2)

..	Permit borrowing for investment purposes (leveraging) to the extent permitted under the Investment Company Act of 1940, as amended.
(77Q1(b) Resolution 3)

The Small-Cap Value Portfolio's investment practice was changed to:

..	Require that at least 80% of the portfolio's assets be invested in companies with market capitalizations of between $100 million and $2 billion. (77Q1(b) Resolution 4)


The Inflation Managed and Managed Bond Portfolios' investment practices were changed to:

..	Clarify inclusion of investments in debt securities of emerging market countries as part of each Portfolio's existing 20% foreign debt limitation. (77Q1(b) Resolution 5)